Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Jonathon Singer

jsinger@sagentpharma.com

(847) 908-1605

SAGENT PHARMACEUTICALS REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

Record quarterly revenue primarily driven by new product launches and Oct. 1 addition of Omega Laboratories

Full year results exceed updated Fiscal Year 2014 earnings guidance

SCHAUMBURG, Ill., February 19, 2015 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT), a leader of specialty pharmaceutical products with a specific emphasis on the injectable market, today announced financial results for the fourth quarter and fiscal year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Revenue increased 32% to $84.4 million driven by products launched in the last twelve months and the October 1, 2014 acquisition of Omega Laboratories Limited (“Omega”);

•	Reported gross profit increased 41% to $24.4 million, or 28.9% of net revenue, inclusive of $2.1 million of incremental expense due to purchase accounting revaluation of Omega inventory;

•	Adjusted Gross Profit[1] increased 50% to $27.2 million, or 32.2% of net revenue;

•	Net tax benefit of $25.4 million from the release of domestic deferred tax valuation allowance based upon strength of current and anticipated future financial performance;

•	Net income of $30.0 million, or diluted earnings per share of $0.91;

•	Acquired Omega, a market leading specialty pharmaceutical company based in Montreal, Canada for approximately $83 million on October 1, 2014; and

•	Entered into an $80.0 million asset based revolving loan facility with JPMorgan Chase on October 31, 2014.

“We are pleased to report another quarter of record revenue and strong earnings results, which contributed to 2014 full year financial performance that exceeded our expectations,” said Jeffrey M. Yordon, chief executive officer and chairman of the board of Sagent. “2014 was a year of significant progress for Sagent. We have leveraged our strong financial performance to invest in our market leading product pipeline and geographic expansion through the acquisition of Omega and continued investment in Sagent (China) Pharmaceuticals (“SCP”). The strong year over year growth is a direct result of our commitment to execute against our key strategic initiatives to build a long-term, profitable business through a combination of organic development and strategic acquisition activity.”

[1]	Adjusted Gross Profit is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Financial Results for the Quarter Ended December 31, 2014

Net revenue for the fourth quarter of 2014 was $84.4 million, an increase of $20.3 million, or 32%, compared to $64.1 million in the fourth quarter of 2013. The increase was primarily driven by $10.0 million in revenue from the launch of 17 new codes or presentations of seven new products since December 2013 and the annualization of propofol, which launched in November 2013, and $8.6 million from the addition of Omega on October 1, 2014. Gross profit for the fourth quarter of 2014 was $24.4 million, or 28.9% of net revenue, inclusive of $2.1 million of incremental expense due to the purchase accounting revaluation of Omega inventory, compared to $17.3 million, or 26.9% of net revenue, in the fourth quarter of 2013. Adjusted gross profit for the fourth quarter of 2014 was $27.2 million, or 32.2% of net revenue, compared to $18.1 million, or 28.2% of net revenue in the fourth quarter of 2013.

Total operating expenses for the fourth quarter of 2014 were $19.4 million, an increase of $7.1 million, compared to $12.3 million for the same period in 2013. Included in the fourth quarter of 2014 were $2.4 million of operating expenses for Omega. Product development expense totaled $9.1 million, an increase of $4.4 million, or 95% compared to $4.6 million in the fourth quarter of 2013. Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2014 totaled $11.6 million compared to $10.2 million in the fourth quarter of 2013, with the increase due primarily to $1.5 million of costs associated with Omega. The equity in net income of joint ventures for the fourth quarter of 2014 totaled $1.5 million compared to $2.5 million in the fourth quarter of 2013. The decline is due predominantly to lower non-cash accounting gains on our acquisition of certain products from our Sagent Agila joint venture in 2014 than 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $8.7 million, an increase of $1.6 million, or 22% compared to $7.1 million in the fourth quarter of 2013.2

Income taxes were a $26.4 million benefit in the fourth quarter of 2014 compared to $0.9 million of expense in the fourth quarter of 2013. During the fourth quarter of 2014 we concluded that the valuation allowance previously recorded against our net domestic deferred tax assets was no longer required, based on our recent income and projections of sustained profitability. As a result, we recorded a non-recurring net income tax benefit of approximately $25.4 million during the fourth quarter. In addition, in the fourth quarter of 2014 Omega had a $0.7 million income tax benefit.

Net income for the fourth quarter of 2014 was $30.0 million, or $0.91 per diluted share, compared to net income for the fourth quarter of 2013 of $3.6 million, or $0.11 per diluted share. Included in the fourth quarter of 2014 is a $2.1 million loss associated with Omega, inclusive of a $2.5 million net impact of purchase accounting.

Financial Results for the Fiscal Year Ended December 31, 2014

Net revenue for the fiscal year ended December 31, 2014 was $289.8 million, an increase of $45.0 million, or 18%, compared to $244.8 million in fiscal 2013. Gross profit for fiscal 2014 was $86.2 million, or 29.7% of net revenue, compared to $77.5 million, or 31.7% of net revenue, in fiscal 2013. Adjusted gross profit in fiscal 2014 was $91.4 million, or 31.5% of net revenue, compared to $80.2 million, or 32.8% of net revenue in 2013.

[2]	Adjusted EBITDA is a non-GAAP measure. Please see discussion of Non-GAAP Financial Measures at the end of this press release.

Total operating expenses for the fiscal year ended December 31, 2014 were $67.1 million, an increase of $13.0 million, compared with $54.1 million for the same period in 2013. Product development expense for fiscal 2014 totaled $26.8 million compared to $20.3 million in 2013. SG&A expenses for fiscal 2014 totaled $43.2 million compared to $36.2 million in the prior year. Acquisition related costs for the year ended December 31, 2014 totaled $1.1 million. The equity in net income of joint ventures for fiscal 2014 totaled $4.0 million compared to $2.4 million for 2013.

Other operating activity for 2013 included the receipt of a $5.0 million one-time termination fee related to the amendment of the company’s Manufacturing and Supply Agreement with Actavis. In addition, in conjunction with the completion of the acquisition of our joint venture partner’s 50% interest in SCP, our previously held equity interest was remeasured to fair value, resulting in a gain of $2.9 million reported as gain on previously held equity interest.

Adjusted EBITDA for the fiscal year ended December 31, 2014 was $32.6 million, a decline of $8.1 million, or 20% compared to $40.8 million in 2013. The decline is primarily driven by the non-recurring $5.0 million termination fee recognized in 2013.

Income taxes were a $23.6 million benefit for the fiscal year ended December 31, 2014 compared to $0.9 million of expense in 2013.

Net income for the fiscal year ended December 31, 2014 was $40.1 million, or $1.22 per diluted share compared to a net income of $29.6 million, or $0.99 per diluted share for 2013.

Liquidity

Our cash and cash equivalents and short term investments at December 31, 2014 were $74.1 million, our working capital totaled $112.9 million and outstanding borrowings were $8.0 million.

Fiscal 2015 Guidance

Yordon concluded, “Consistent with our recent guidance disclosures, our growth outlook is influenced by GPO contract renewals, product pricing, the pace of FDA approvals and associated product launches and to a lesser degree, market shortages. We see continued opportunity with private label programs in which we obtain slightly favorable pricing for a guarantee of supply and government contracting opportunities. We continue to supplement our current pipeline with product sourcing initiatives, investment in SCP and an increased focus on business development activities.”

Sagent’s business plan for fiscal 2015 currently anticipates:

•	Net revenue for the year to be in the range of $325 to $375 million;

•	Adjusted Gross Profit as a percentage of net revenue in the range of 27% to 31%; and

•	Operating expenses in the range of $80 to $90 million.

Based upon the above assumptions, the Company anticipates Adjusted EBITDA in the range of $20 to $50 million.

Conference Call Information

Sagent will host its 2014 fourth quarter and fiscal year end conference call today beginning at 9:00 a.m. Eastern Standard Time. Please call 877-293-5456 from the United States or +1-707-287-9357 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website, www.sagentpharma.com. A replay also will be available for 14 days following the live call, and may be accessed via the Company’s website or by calling 855-859-2056, passcode 85446416.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a global specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectables. Sagent has created a unique, global network of resources, comprising rapid development capabilities, sophisticated manufacturing and innovative drug delivery technologies, resulting in an extensive and rapidly expanding pharmaceutical product portfolio that fulfills the evolving needs of patients.

Forward-Looking Statements

Statements contained in this press release contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact, including our fiscal 2015 guidance, included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give Sagent’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business as of the date of this release. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Sagent’s expectations are not predictions of future performance, and future results may substantially differ from current expectations based upon a variety of factors, risks and uncertainties affecting Sagent’s business, including, among others, our reliance upon our business partners for timely supply of sufficient high quality API and finished products in the quantities we require; the difficulty of predicting the timing or outcome of product development efforts and global regulatory approvals; the difficulty of predicting the timing and outcome of any pending litigation including litigation involving third parties that may have an impact on the timing of Sagent’s product launches; the impact of competitive products and pricing and actions by Sagent’s competitors with respect thereto; the timing of product launches; compliance with FDA and other global governmental regulations by Sagent and its third party manufacturers; changes in laws and regulations; our ability to successfully integrate our newly acquired Omega subsidiary; our ability to realize the expected benefits from our acquisition of and investment in our China and Omega subsidiaries; the additional capital investments we will be required to make in our international subsidiaries to achieve their manufacturing potential; the implementation and maintenance of our new enterprise resource planning software and other related applications; and other such risks detailed in Sagent’s periodic public filings with the Securities and Exchange Commission, including but not limited to Sagent’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, filed on November 5, 2014. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law.

Non-GAAP Financial Measures

Sagent reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

The press release and the accompanying schedules, as well as earnings discussions, include a discussion of Adjusted Gross Profit, EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We define Adjusted Gross Profit as gross profit plus our share of the gross profit earned through our Sagent Agila joint venture which is included in the Equity in net income of joint ventures line on the Condensed Consolidated Statements of Operations and the impact of product-related non-cash charges arising from business combinations. We define EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as net income less interest expense, net of interest income, provision for income taxes, depreciation and amortization, stock-based compensation expense, the gain recorded on product rights acquired from our Sagent Agila joint venture, the gain recorded on our previously held equity interest in KSCP in connection with the acquisition of the remaining 50% equity interest in KSCP, the equity in net loss of our KSCP joint venture prior to the acquisition, acquisition-related costs and the impact of product-related non-cash charges arising from business combinations.

We believe that Adjusted Gross Profit, EBITDA and Adjusted EBITDA are relevant and useful supplemental information for our investors. Our management believes that the presentation of these non-GAAP financial measures, when considered together with our GAAP financial measures and the reconciliation to the most directly comparable GAAP financial measures, provides a more complete understanding of the factors and trends affecting Sagent than could be obtained absent these disclosures. Management uses Adjusted Gross Profit, EBITDA and Adjusted EBITDA and corresponding ratios to make operating and strategic decisions and evaluate our performance. We have disclosed these non-GAAP financial measures so that our investors have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that Adjusted Gross Profit provides a useful supplemental tool to consistently evaluate the profitability of our products that have profit sharing arrangements. The limitation of this measure is that it includes items that do not have an impact on reported gross profit. The best way that this limitation can be addressed is by using Adjusted Gross Profit in combination with our GAAP reported gross profit. Our management believes that EBITDA and Adjusted EBITDA are useful supplemental tools to evaluate the underlying operating performance of the company on an ongoing basis. The limitation of these measures is that they exclude items that have an impact on net income. The best way that these limitations can be addressed is by using EBITDA and Adjusted EBITDA in combination with our GAAP reported net income. Because Adjusted Gross Profit, EBITDA and Adjusted EBITDA calculations may vary among other companies, the Adjusted Gross Profit, EBITDA and Adjusted EBITDA figures presented below may not be comparable to similarly titled measures used by other companies. Our use of Adjusted Gross Profit, EBITDA and Adjusted EBITDA is not meant to and should not be considered in isolation or as a substitute for, or superior to, any GAAP financial measure. You should carefully evaluate the attached schedule reconciling Adjusted Gross Profit to our GAAP reported gross profit and EBITDA and Adjusted EBITDA to our GAAP reported net income for the periods presented.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts) (Unaudited)

	Three months ended December 31,
	2014	2013	$ change	% change

Net revenue	$84,361	$64,106	$20,255	32%
Cost of sales	59,945	46,847	13,098	28%

Gross profit	24,416	17,259	7,157	41%
Gross profit as % of net revenue	28.9%	26.9%

Operating expenses:
Product development	9,075	4,646	4,429	95%
Selling, general and administrative	11,605	10,168	1,437	14%
Acquisition-related costs	197	—	197	n/m
Equity in net income of joint ventures	(1,511)	(2,513)	(1,002)	-40%

Total operating expenses	19,366	12,301	7,065	57%

Income from operations	5,050	4,958	92	2%
Interest income and other	71	(55)	126	n/m
Interest expense	(1,547)	(448)	1,099	245%

Income before income taxes	3,574	4,455	(881)	-20%
(Benefit) provision for income taxes	(26,377)	895	(26,972)	n/m

Net income	$29,951	$3,560	$26,391	741%

Net income per common share:
Basic	$0.94	$0.11	$0.83	755%
Diluted	$0.91	$0.11	$0.80	727%

Weighted average shares outstanding, basic	31,945	31,776	169
Weighted average shares outstanding, diluted	33,031	32,609	422

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Twelve months ended December 31,
	2014	2013	$ change	% change
	(Unaudited)

Net revenue	$289,783	$244,750	$45,033	18%
Cost of sales	203,621	167,228	36,393	22%

Gross profit	86,162	77,522	8,640	11%
Gross profit as % of net revenue	29.7%	31.7%

Operating expenses:
Product development	26,809	20,275	6,534	32%
Selling, general and administrative	43,227	36,198	7,029	19%
Acquisition-related costs	1,069	—	1,069	n/m
Equity in net income of joint ventures	(3,987)	(2,395)	1,592	66%

Total operating expenses	67,118	54,078	13,040	24%

Termination fee	—	5,000	(5,000)	n/m
Gain on previously held equity interest	—	2,936	(2,936)	n/m

Income from operations	19,044	31,380	(12,336)	-39%
Interest income and other	(394)	39	(433)	n/m
Interest expense	(2,188)	(930)	1,258	135%

Income before income taxes	16,462	30,489	(14,027)	-46%
(Benefit) provision for income taxes	(23,603)	895	(24,498)	n/m

Net income	$40,065	$29,594	$10,471	35%

Net income per common share:
Basic	$1.26	$1.01	$0.25	25%
Diluted	$1.22	$0.99	$0.23	23%

Weighted average shares outstanding, basic	31,882	29,213	2,669
Weighted average shares outstanding, diluted	32,745	29,937	2,808

Schedule 3

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,633	$42,332
Short term investments	18,473	113,810
Accounts receivable, net of chargebacks and other deductions	43,580	23,033
Inventories, net	61,781	46,481
Due from related party	2,156	3,644
Deferred tax assets	12,115	6
Prepaid expenses and other current assets	4,680	6,485

Total current assets	198,418	235,791
Property, plant, and equipment, net	71,153	57,684
Investment in joint ventures	4,539	2,063
Intangible assets, net	65,575	8,326
Goodwill	28,155	6,038
Deferred tax assets	13,173	—
Other assets	375	306

Total assets	$381,388	$310,208

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$32,710	$24,937
Due to related party	8,079	3,129
Accrued profit sharing	10,684	8,740
Accrued liabilities	19,346	13,004
Current portion of deferred purchase consideration	8,725	3,381
Notes payable	5,499	—
Current portion of long-term debt	508	10,333

Total current liabilities	85,551	63,524

Long term liabilities:
Long-term portion of deferred purchase consideration	—	8,329
Long-term debt	1,945	—
Deferred tax liabilities	15,706	6
Other long-term liabilities	2,534	2,323

Total liabilities	105,736	74,182

Total stockholders’ equity	275,652	236,026

Total liabilities and stockholders’ equity	$381,388	$310,208

Schedule 4

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,				% of net revenue, three months ended December 31,
	2014	2013	$ Change	% Change	2014	2013	% Change
Adjusted Gross Profit	$27,154	$18,077	$9,077	50%	32.2%	28.2%	4.0%
Sagent portion of gross profit earned by Sagent Agila joint venture	631	818	(187)	-23%	0.7%	1.3%	-0.6%
Product-related non-cash charges arising from business combinations	2,107	—	2,107	n/m	2.5%	—	2.5%

Gross Profit	$24,416	$17,259	$7,157	41%	28.9%	26.9%	2.0%

	Twelve months ended December 31,				% of net revenue, twelve months ended December 31,
	2014	2013	$ Change	% Change	2014	2013	% Change
Adjusted Gross Profit	$91,396	$80,249	$11,147	14%	31.5%	32.8%	-1.3%
Sagent portion of gross profit earned by Sagent Agila joint venture	3,127	2,727	400	15%	1.1%	1.1%	0.0%
Product-related non-cash charges arising from business combinations	2,107	—	2,107	n/m	0.7%	—	0.7%

Gross Profit	$86,162	$77,522	$8,640	11%	29.7%	31.7%	-2.0%

Sagent’s business plan for fiscal 2015 currently anticipates:

% of net revenue, twelve months ended December 31, 2015
Adjusted Gross Profit	27% - 31%
Sagent portion of gross profit earned by Sagent Agila joint venture	1% - 2%
Product-related non-cash charges arising from business combinations	1% - 2%
Gross Profit	25% - 27%

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

	Three months ended December 31,
	2014	2013	$ Change	% Change

Adjusted EBITDA	$8,683	$7,124	$1,559	22%
Stock-based compensation expense	(975)	1,139	(2,114)	n/m
Gain on previously-held equity interest	—	—	—	n/m
Acquisition-related costs	197	—	197	n/m
Gain on Sagent Agila joint venture product acquisitions[1]	(880)	(1,700)	820	-48%
Product-related non-cash charges arising from business combinations	2,107	—	2,107	n/m
Equity in net loss of KSCP joint venture[2]	—	—	—	n/m

EBITDA	$8,234	$7,685	$549	7%

Depreciation and amortization expense[3]	3,131	2,885	246	9%
Interest expense, net	1,529	345	1,184	343%
Provision for income taxes	(26,377)	895	(27,272)	n/m

Net income	$29,951	$3,560	$26,391	741%

	Twelve months ended December 31,
	2014	2013	$ Change	% Change
Adjusted EBITDA	$32,639	$40,764	$(8,125)	-20%
Stock-based compensation expense	2,682	5,369	(2,687)	-50%
Gain on previously-held equity interest	—	(2,936)	(2,936)	n/m
Acquisition-related costs	1,069	—	1,069	n/m
Gain on Sagent Agila joint venture product acquisitions[1]	(880)	(1,700)	820	-48%
Product-related non-cash charges arising from business combinations	2,107	—	2,107	n/m
Equity in net loss of KSCP joint venture[2]	—	1,825	(1,825)	n/m

EBITDA	$27,661	$38,206	$(10,545)	-28%

Depreciation and amortization expense[3]	9,368	6,984	2,384	34%
Interest expense, net	1,831	733	1,098	150%
Provision for income taxes	(23,603)	895	(24,498)	n/m

Net income	$40,065	$29,594	$10,471	35%

[1]	Upon obtaining the controlling interest in the rights to certain products from our Sagent Agila joint venture in both December 2014 and December 2013, we recorded non-cash accounting gains of $880 and $1,700 reported as part of equity in net income of joint ventures in the Condensed Consolidated Statements of Operations for the years ended December 31, 2014 and 2013, respectively.
[2]	Upon obtaining the controlling interest in KSCP, we remeasured the previously held equity interest in KSCP to fair value, resulting in a gain of $2,936 reported as gain on previously held equity interest in the Condensed Consolidated Statements of Operations. The gain includes $2,782 reclassified from accumulated other comprehensive income, and previously recorded as currency translation adjustments.
[3]	Depreciation and amortization expense excludes $143 and $25 of amortization in the three months ended December 31, 2014 and 2013, respectively, and $216 and $90 in the twelve months ended December 31, 2014 and 2013, respectively, related to deferred financing fees, which is included within interest expense and other in our Condensed Consolidated Statements of Operations for the three and twelve months ended December 31, 2014 and 2013.

Schedule 4 (continued)

Sagent Pharmaceuticals, Inc.

Reconciliations of GAAP to non-GAAP Information

(in thousands) (Unaudited)

Sagent’s business plan for fiscal 2015 currently anticipates:

Twelve months ended December 31, 2015

Adjusted EBITDA	$20 million - $50 million
Stock-based compensation expense	$4 million - $5 million

EBITDA	$16 million - $45 million

Depreciation and amortization expense	$15 million - $17 million
Interest expense, net	$1 million - $2 million
Provision for income taxes	$3 million - $15 million

Net income	$ 3 million loss to $13 million earnings